Exhibit 77(e)(9)


                               AMENDED SCHEDULE B
                       COMPENSATION FOR SERVICES TO SERIES

      For the services provided by Fidelity Management & Research Company ("Portfolio Manager") to the following Series of ING Investors Trust, pursuant to the attached Portfolio Management Agreement, the Manager will pay the Portfolio Manager a fee, computed daily and payable monthly, based on the combined average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

Series                                     Rate
------                                     ----
ING FMR(SM) Diversified Mid Cap Portfolio  0.40% on first $250 million; and
                                           0.35% thereafter

ING FMR(SM) Large Cap Growth Portfolio     0.40% on first $250 million; and
                                           0.35% thereafter

ING FMR(SM) Mid Cap Growth Portfolio       0.40% on first $250 million; and
                                           0.35% thereafter